Exhibit 99.1

PublicSquare Strengthens Board with Appointment of Caitlin Long,
Renowned Bitcoin and Crypto Finance Expert

WEST PALM BEACH, Fla. — July 30, 2025 — PSQ Holdings, Inc. (NYSE: PSQH) ("PublicSquare" or the "Company"), today announced the appointment of Caitlin Long to the Company’s Board of Directors, effective immediately. A renowned Bitcoin and crypto finance expert, Ms. Long has over 30 years of experience in financial services, specializing in traditional finance, digital assets, and financial technology infrastructure. She is the Founder and CEO of Custodia Bank, a U.S. chartered bank designed to offer a compliant bridge between U.S. dollars and digital assets. Previously, she held senior roles on Wall Street for over 20 years at firms including Morgan Stanley, Credit Suisse, and Salomon Brothers. She is recognized as an authority on blockchain policy and financial innovation. She participated in Wyoming's Blockchain Task Force, where she helped draft and pass 13 crypto-friendly laws. These laws positioned Wyoming as the de facto standard for policy innovation around digital assets.

“We are delighted to welcome Caitlin Long to the PublicSquare Board of Directors. Caitlin’s distinguished career in financial services, combined with her pioneering work in digital asset banking, makes her a highly valuable asset to PublicSquare as we develop our fintech capabilities,” commented Michael Seifert, Chairman and CEO of PublicSquare. "Her expertise will be crucial in enhancing our digital asset treasury management and supporting the strategic growth of our payments infrastructure.”

Caitlin Long commented, “I am honored to join the Board of Directors of PublicSquare at this important stage in the Company's growth. PublicSquare’s dedication to exploring digital asset strategies and innovative payment systems aligns with my vision of building fundamentally solvent and compliant financial solutions that promote economic freedom. I look forward to collaborating with the leadership team and fellow board members to help guide and expand the Company’s fintech strategy.”

Strategic Alignment with PublicSquare’s Fintech Initiatives

Ms. Long’s appointment follows PublicSquare’s May 2025 announcement to develop a Digital Asset Treasury Strategy as part of the Company's broader fintech initiatives. This strategy involves allocating a portion of the corporate treasury reserves to digital assets, including Bitcoin and yield-generating stablecoins, to boost capital efficiency and diversify the Company’s balance sheet. Simultaneously, the Company is evaluating the integration of stablecoins into its payments and marketplace ecosystem to advance next-generation payment solutions for consumers and merchants.

About Caitlin Long

Caitlin Long is the Founder and CEO of Custodia Bank, which is purpose-built for bridging digital assets and traditional finance. A bitcoiner since 2012 and a former managing director at Wall Street firms, she is widely recognized for her contributions to blockchain legal frameworks in the United States. Ms. Long holds a J.D. from Harvard Law School, a Master of Public Policy from Harvard Kennedy School, and a B.A. from the University of Wyoming.

About PublicSquare

PublicSquare is a marketplace and payments ecosystem that values life, family, and liberty. PublicSquare operates under three segments: Financial Technology, Marketplace and Brands. PublicSquare’s Financial Technology segment includes Credova, a consumer financing and payments company. The primary mission of the Marketplace segment is to help consumers “shop their values” and put purpose behind their purchases. PublicSquare leverages data and insights from the Marketplace to assess its customers’ needs and provide high-quality, wholly owned financial products and brands. PublicSquare’s Brands segment comprises EveryLife, a premium D2C life-affirming baby products company. The PublicSquare Marketplace is free to join for both consumers and business owners. Download the app on the App Store or Google Play, or visit PublicSquare.com to learn more.

Investors Contact:
investment@publicsquare.com

Media Contact:
pr@publicsquare.com